Specimen Copy
[LOGO]
LINCOLN NATIONAL LIFE INSURANCE CO.
-----------------------------------
A part of LINCOLN NATIONAL CORPORATION

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE OF THIS POLICY.

THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THIS POLICY. NO MINIMUM CASH SURRENDER VALUE IS GUARANTEED.

We agree to pay the Proceeds to the Beneficiary after receipt of due proof of the death of the Insured while this Policy is in force and before the Maturity Date.

We agree to pay the Proceeds to the Owner if the Insured is living on the Maturity Date.

READ THIS POLICY CAREFULLY. This is a legal contract between the Owner and the Lincoln National Life Insurance Company.

RIGHT TO RETURN THIS POLICY. This policy may be returned to the agent through whom it was purchased or to our Home Office by the latest of: (1) 10 days after its receipt, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right. Upon cancellation this Policy will be void from the beginning. The refund will be the total of all premiums paid for this Policy.

Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.

/s/ Jon A. Boscia                       /s/ C. Suzanne Womack
Jon A. Boscia, President                C. Suzanne Womack, Secretary


                Flexible Premium Variable Life Insurance Policy
                  Net Cash Surrender Value Payable at Maturity
             Death Benefit Payable at Death Prior to Maturity Date
                           Adjustable Death Benefit
                   Flexible Premiums Payable During Lifetime
                          of Insured to Maturity Date
                        Nonparticipating - No Dividends

                                POLICY SCHEDULE

MATURITY DATE IS THE POLICY ANNIVERSARY FOLLOWING THE INSURED'S NINETY-NINTH BIRTHDAY. COVERAGE MANY EXPIRE PRIOR TO THE MATURITY DATE IF NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR IF SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY A CHANGE IN CURRENT VALUES.


POLICY NUMBER:  20 123456                 POLICY DATE:  NOVEMBER 1, 1995

INSURED:  ABRAHAM LINCOLN                 MATURITY DATE:  NOVEMBER 1, 2059

SPECIFIED AMOUNT:                         PLANNED INITIAL PREMIUM:  $16,000
  $100,000 TYPE 1
  INCLUDES THE POLICY VALUE               ISSUE PREMIUM:  $15,136

MALE AGE:  35                             PLANNED PERIODIC PREMIUM:
RATING CLASS:  PREFERRED                    AMOUNT  $0.00
                                            FREQUENCY:  ANNUAL

MONTHLY ANNIVERSARY DAY:  01
                                          PERCENT OF PREMIUM CHARGED:
MINIMUM SPECIFIED AMOUNT:  $10,000          0.00% OF ALL PREMIUMS

CHARGE FOR TRANSFER:  $0.00               MORTALITY AND EXPENSE RISK CHARGE RATE:
                                            .85% FIRST 10 YEARS; .75% THEREAFTER

LOAN COLLATERAL RATE:  4%
                                          ADMINISTRATIVE CHARGE RATE:
POLICY LOAN RATE: 6% IN ARREARS             .30% FIRST 10 YEARS; .10% THEREAFTER

DEATH BENEFIT FACTOR: 1.0032737           GUARANTEED DEATH BENEFIT CHARGE RATE:
                                            .10% FIRST 10 YEARS; .00% THEREAFTER


                                POLICY SCHEDULE


POLICY NUMBER:  20 123456                  POLICY DATE:  NOVEMBER 1, 1995

      INSURED:  ABRAHAM LINCOLN

                          TABLE OF SURRENDER CHARGES

                      POLICY                    SURRENDER CHARGES AS A
                       YEAR                       PERCENT OF INITIAL
                                                        PREMIUM
                        1                                 9.0%
                        2                                 8.5%
                        3                                 8.0%
                        4                                 7.0%
                        5                                 6.0%
                        6                                 5.0%
                        7                                 4.0%
                        8                                 3.0%
                        9                                 2.0%
                       10                                 1.0%

                                POLICY SCHEDULE


                              LIST OF SUBACCOUNTS

POLICY NUMBER:    20 123456                       POLICY DATE:  NOVEMBER 1, 1995

INSURED:  ABRAHAM LINCOLN


EACH SUBACCOUNT OF THE LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE SEPARATE ACCOUNT F INVESTS IN A SPECIFIC FUND. LISTED BELOW ARE THE SUBACCOUNTS, THE FUNDS, AND THE INITIAL ALLOCATION OF NET PREMIUMS.


SUBACCOUNT                     FUND                                ALLOCATION
GROWTH                    AMERICAN VARIABLE INSURANCE SERIES           100%
                          GROWTH FUND

GROWTH-INCOME             AMERICAN VARIABLE INSURANCE SERIES             0%
                          GROWTH-INCOME FUND

HIGH-YIELD BOND           AMERICAN VARIABLE INSURANCE SERIES             0%
                          HIGH-YIELD BOND FUND

U.S. GOVERNMENT           AMERICAN VARIABLE INSURANCE SERIES             0%
GUARANTEED/AAA-           U.S. GOVERNMENT/AAA-RATED SECURITIES FUND
RATED SECURITIES

CASH MANAGEMENT           AMERICAN VARIABLE INSURANCE SERIES             0%
                          CASH MANAGEMENT FUND

ASSET ALLOCATION          AMERICAN VARIABLE INSURANCE SERIES             0%
                          ASSET ALLOCATION FUND

INTERNATIONAL             AMERICAN VARIABLE INSURANCE SERIES             0%
                          INTERNATIONAL FUND

BOND                      AMERICAN VARIABLE INSURANCE SERIES             0%
                          BOND FUND

                              TABLE OF GUARANTEED
                            MAXIMUM INSURANCE RATES
                         STANDARD RATE CLASSIFICATION

                                     Male
                           Monthly Cost of Insurance
--------------------------------------------------------------------------------
Attained                Rate Per                Attained                Rate Per
  Age                    $1,000                   Age                    $1,000
--------------------------------------------------------------------------------
    0                   $ .21838                   50                  $  .58367
    1                     .08584                   51                     .63540
    2                     .08167                   52                     .69465
    3                     .08001                   53                     .76141
    4                     .07667                   54                     .83486
    5                     .07334                   55                     .91417
    6                     .06917                   56                     .99850
    7                     .06500                   57                    1.08701
    8                     .06250                   58                    1.18223
    9                     .06084                   59                    1.28665
   10                     .06250                   60                    1.40196
   11                     .06750                   61                    1.53151
   12                     .07584                   62                    1.67865
   13                     .08917                   63                    1.84339
   14                     .10251                   64                    2.02576
   15                     .11835                   65                    2.22243
   16                     .13168                   66                    2.43257
   17                     .14335                   67                    2.65620
   18                     .15086                   68                    2.89586
   19                     .15669                   69                    3.15995
   20                     .15836                   70                    3.45859
   21                     .15836                   71                    3.79938
   22                     .15586                   72                    4.19082
   23                     .15336                   73                    4.63303
   24                     .14919                   74                    5.11772
   25                     .14585                   75                    5.63575
   26                     .14335                   76                    6.17962
   27                     .14169                   77                    6.74266
   28                     .14169                   78                    7.32916
   29                     .14252                   79                    7.95867
   30                     .14585                   80                    8.65171
   31                     .15002                   81                    9.42806
   32                     .15586                   82                   10.30596
   33                     .16253                   83                   11.27913
   34                     .17086                   84                   12.32677
   35                     .18087                   85                   13.42535
   36                     .19254                   86                   14.55978
   37                     .20754                   87                   15.72082
   38                     .22338                   88                   16.90865
   39                     .24173                   89                   18.13036
   40                     .26257                   90                   19.40436
   41                     .28508                   91                   20.76404
   42                     .30926                   92                   22.27016
   43                     .33511                   93                   24.07690
   44                     .36347                   94                   26.51576
   45                     .39432                   95                   30.20651
   46                     .42601                   96                   36.35803
   47                     .46021                   97                   47.20997
   48                     .49775                   98                   66.20322
   49                     .53779

The above rates are based on the Commissioners 1980 Male Standard Ordinary Mortality Table, age last birthday.

                                    Female
                           Monthly Cost of Insurance
--------------------------------------------------------------------------------
Attained                Rate Per                Attained                Rate Per
  Age                    $1,000                   Age                    $1,000
--------------------------------------------------------------------------------
    0                   $ .15669                   50                     .42768
    1                     .07000                   51                     .45854
    2                     .06667                   52                     .49358
    3                     .06500                   53                     .53112
    4                     .06334                   54                     .57033
    5                     .06167                   55                     .61037
    6                     .06000                   56                     .64959
    7                     .05917                   57                     .68714
    8                     .05750                   58                     .72553
    9                     .05667                   59                     .76725
   10                     .05667                   60                     .81650
   11                     .05834                   61                     .87911
   12                     .06084                   62                     .95758
   13                     .06417                   63                    1.05361
   14                     .06834                   64                    1.16051
   15                     .07251                   65                    1.27496
   16                     .07667                   66                    1.39361
   17                     .08001                   67                    1.51228
   18                     .08251                   68                    1.63517
   19                     .08584                   69                    1.77147
   20                     .08751                   70                    1.93290
   21                     .09001                   71                    2.13204
   22                     .09168                   72                    2.37730
   23                     .09334                   73                    2.67296
   24                     .09584                   74                    3.01238
   25                     .09751                   75                    3.39062
   26                     .10001                   76                    3.80106
   27                     .10251                   77                    4.24041
   28                     .10668                   78                    4.71462
   29                     .11001                   79                    5.24065
   30                     .11418                   80                    5.83889
   31                     .11835                   81                    6.52817
   32                     .12252                   82                    7.32324
   33                     .12752                   83                    8.22459
   34                     .13418                   84                    9.21837
   35                     .14169                   85                   10.29491
   36                     .15169                   86                   11.44790
   37                     .16336                   87                   12.67276
   38                     .17670                   88                   13.97426
   39                     .19254                   89                   15.36072
   40                     .21004                   90                   16.85005
   41                     .22922                   91                   18.47427
   42                     .24756                   92                   20.29451
   43                     .26674                   93                   22.44349
   44                     .28592                   94                   25.22305
   45                     .30593                   95                   29.24956
   46                     .32677                   96                   35.72116
   47                     .34845                   97                   46.86829
   48                     .37264                   98                   66.09429
   49                     .39933

The above rates are based on the Commissioners 1980 Female Standard Ordinary Mortality Table, age last birthday.

                                 THE CONTRACT

THE CONTRACT. The entire contract consists of:

a. this Policy;
b. the application and any supplemental application; and
c. any amendments.

This Policy is issued in consideration of the application and payment of the Issue Premium.

A change in this Policy will be binding on us only if the change is in writing, and the change is made by our President, Vice President, Secretary, or Assistant Secretary.

NONPARTICIPATION. This Policy is nonparticipating. It will not share in our profits or surplus earnings.

REPRESENTATIONS AND CONTESTABILITY. All statements made in an application by, or on behalf of, the Insured will, in the absence of fraud, be deemed representations and not warranties. Statements may be used to contest a claim or the validity of this Policy only if:

a. the statements are contained in the application for issue, reissue, or reinstatement, or in any supplemental application; and

b. a copy of that application or supplemental application is attached to this Policy.

This Policy will not be contestable after it has been in force for 2 years during the lifetime of the Insured.

Any increase in coverage or any reinstatement will not be contestable after that increase or reinstatement has been in force 2 years from its effective date during the lifetime of the Insured. Any contest will then be based only on the application for the increase or reinstatement and will be subject to "a" and "b" above.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, our total liability under this Policy will be the premiums paid, minus any policy loan, and minus any loan interest due.

If the Insured commits suicide, while sane and insane, within 2 years from the effective date of any increase in insurance or any reinstatement, our total liability with respect to such increase or reinstatement will be its Cost of Insurance.

POLICY DATE. The Policy Date is shown on the Policy Schedule. Policy anniversaries occur annually on the same month and day as the Policy Date.

RECORD DATE. The Record Date is the date we record this Policy on our books as an in force policy.

EFFECTIVE DATE OF COVERAGE. The effective dates of coverage under this Policy will be as follows:

1. For all coverage provided in the original application, the effective date will be the Policy Date, provided this Policy has been delivered and the Issue Premium has been paid prior to death of the Insured and prior to any change in health of the Insured as shown in the application.

2. For any increase to coverage, the effective date will be the first Monthly Anniversary Day on or next following the day we approve the application for the increase.

3. For any insurance that has been reinstated, the effective date will be the first Monthly Anniversary Day on or next following the day we approve the application for reinstatement.

TERMINATION. All coverage under this Policy will terminate when any one of the following occurs:

1.  The grace period ends without payment of required premium.
2.  This Policy is surrendered.
3.  The Insured dies.
4.  This Policy matures.

MATURITY DATE. The Maturity Date is the date this Policy matures. It is the last date insurance coverage can remain in force and the date any remaining Net Cash Surrender Value will be payable. The date is shown on the Policy Schedule. Coverage will end prior to the Maturity Date if the premiums paid and the Net Investment Results credited are not sufficient to continue coverage to such date.

AGE. Age means the Insured's age last birthday on the Policy Date. Attained age means age last birthday on the policy anniversary on or next preceding any Monthly Anniversary Day.

INCORRECT AGE OR SEX. If there is an error in the age or sex of the Insured, the excess of the Death Benefit over the Policy Value will be adjusted to that which would be purchased by the most recent Cost of Insurance at the correct age and sex.

ANNUAL REPORT. We will send a report, without charge, to the Owner at least once each year. It will show:

a. the current Policy Value;
b. the current Net Cash Surrender Value;
c. the amount of Policy Value in each Subaccount;
d. the current Death Benefit;
e. any current policy loans; and
f. activity since the last report:
   1) premium paid; and
   2) all charges.

The report will also include any other data that may be required where this contract is delivered.

Projection of Benefits and Values. We will provide a report to the Owner which shows projected future results. The request must be in writing on a form suitable to us. The report will be based on assumptions in regard to:

a.  the Death Benefit(s) as may be specified by the Owner;

b.  planned premium payments as may be specified by the Owner; and

c. such other assumptions as are necessary and specified by us and/or the Owner.

A reasonable fee may be charged for this report.

OWNERSHIP, BENEFICIARY, AND ASSIGNMENT

Owner. Owner means the Owner identified in the application or a successor. All the rights of the Owner belong to the Owner while the Insured is alive. The rights pass to the estate of the Owner if the Owner dies before the Insured.

Change of Owner. The Owner may transfer all ownership rights and privileges to a new owner. The request must be in writing on a form suitable to us. The change will be effective when we receive it. We will not be responsible for any payment or other action we have taken before having recorded the transfer. A change of ownership will not, in and of itself, affect the interest of any Beneficiary.

Beneficiary.  The Beneficiary:

a.  will receive the Proceeds when the Insured dies;
b.  is named in the application for this Policy; and
c. may be changed by the Owner. The change is subject to the terms shown in the Change of Beneficiary provision. The request must be in writing on a form suitable to us. we reserve the right to require this Policy for endorsement of a change of Beneficiary designation.

If not otherwise provided:

1. The interest of any Beneficiary who dies before the Insured will pass to any other Beneficiaries according to their interests.

2. If no Beneficiary survives the Insured, the Proceeds will be paid in one sum to the Owner, if living. If the Owner is not living, the Proceeds will be paid to the Owner's estate.

Change of Beneficiary. The Owner may change the Beneficiary designation:

a.  while the Insured is alive; and
b.  if the prior designation does not prohibit such a change.

A change will revoke any prior designation.

Assignment. An assignment of this Policy will not be binding on us unless:

a.  it is in writing on a form suitable to us; and
b.  it is received by us at our Home Office.

We will not be responsible for the validity of any assignment. We reserve the right to require this Policy for endorsement of any assignment.

PREMIUM, GRACE PERIOD, GUARANTEED DEATH BENEFIT, CONTINUATION OF INSURANCE, AND REINSTATEMENT.

Payment of Premiums. The Issue Premium shown on the Policy Schedule is due on the Policy Date. Additional premium payments may be made at any time prior to the Maturity Date. The Initial Premium is the sum of all premiums paid during the first policy year.

The amounts and frequency of planned premium payments are shown on the Policy Schedule. Changes in frequency and increases or decreases in amount of Planned Periodic Premium payments may be made by the Owner. Premiums may not be paid after the Maturity Date shown on the Policy Schedule.

The Issue Premium and any other premiums will be credited to the Policy on the later of the Policy Date or the date we receive the premium. All premiums credited to this Policy prior to the Record Date will be allocated to the Subaccount which invests in the Cash Management Series. When the value of the assets is next determined, the value of the amount in the Cash Management Series will be reallocated to the various Subaccounts in accord with the initial allocation.

This Policy will not take effect until it has been delivered and the Issue Premium has been paid prior to death of the Insured and prior to any change in health of the Insured as shown in the application.

Premiums are payable at the Home Office or to any authorized agent. Receipts will be furnished upon request.

We will send premium payment reminder notices to the Owner on written request. The notices may be sent annually, semiannually, or quarterly.

Section 101(a) of the Internal Revenue Code of 1954, as amended, provides for the exclusion of death benefits from gross income for life insurance contracts.
Section 7702 of the Code defines the term "life insurance contract." It provides a maximum limitation on premiums which may not be exceeded if the policy is to qualify for the exclusion. Any portion of a premium payment received by us in excess of that limitation will be refunded, within 7 days, to the Owner.

GRACE PERIOD. If the Net Cash Surrender Value on a Monthly Anniversary Day is not sufficient to cover the Cost of Insurance for the month following such Monthly Anniversary Day, a grace period will be allowed for the payment of a premium sufficient to keep this Policy in force until the end of the grace period. The Net Cash Surrender Value and the Cost of Insurance are described in the Policy Values section. Notice of such premium will be mailed to the last known address of the Owner and any assignee of record. The grace period will end 61 days after the notice is mailed. If such premium is not paid within the grace period, all coverage under this Policy will terminate with no value at the end of the 61 day grace period. If a claim by death during the grace period becomes payable under this Policy, any overdue Cost of Insurance will be deducted from the Proceeds.

GUARANTEED DEATH BENEFIT. If this Policy terminates due to the Grace Period provision without any outstanding loan, a Death Benefit equal to the sum of the premiums paid into the Policy will be maintained until the Maturity Date of this Policy, payable upon the death of the Insured.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy will be continued in force until the Net Cash Surrender Value is insufficient to cover the Cost of Insurance. This provision will not continue this Policy beyond the Maturity Date.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated at any time within 5 years after the date of termination and prior to the Maturity Date. The reinstatement is subject to:

a. receipt of evidence of insurability satisfactory to us; and

b. payment of a premium sufficient to keep this Policy in force for a minimum of 2 months.

The effective date of a reinstatement will be the first Monthly Anniversary Day on or next following the day we approve the application for reinstatement.

If this Policy is reinstated, coverage provided by the Guaranteed Death Benefit provision ceases.

                                  THE ACCOUNT

THE ACCOUNT. Account, where used without qualification, refers to the Separate Account called Lincoln National Flexible Premium Variable Life Separate Account
F. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It was established under and is subject to the insurance laws of Indiana. The assets of the Account are owned by us, but are kept separate from the assets of our general investment account.

SUBACCOUNTS. The Account has several Subaccounts. They are listed on the Policy Schedule. Invested premium amounts will be allocated among the Subaccounts according to the percentages listed on the Policy Schedule. No allocation may be less than 10%, nor may any allocation be any fractional percent.

The allocation of future invested premium amounts may be changed at any time if the policy is not in default. The request for change must be in writing on a form suitable to us. The change will take effect on the date the request is received in our Home Office.

THE FUNDS. The Subaccounts invest in various underlying funds, as shown on the Policy Schedule. Each of these Funds is registered with the SEC under the Investment Company Act of 1940 and has its own investment goals. the investment goals of each Fund are explained in the Prospectus.

The assets of the account will be valued once daily at the close of trading on each day the New York Stock Exchange is open. If the value of an asset is needed on a day that it has not been valued, the value of that asset when it was most recently valued will be used.

The assets in the Account are used to support the Investment Amounts under policies like this one. To the extent those assets do not exceed this amount, they are used to support those policies; those assets are not used to support any other business conducted. The excess over this amount may be used in any other way.

CHANGE IN INVESTMENT POLICY AND CHANGE OF FUND. A Fund might make a material change in its investment policy. In that case, a notice of the change will be sent to the Owner. Within 60 days after receipt of the notice, or within 60 days after the effective date of the change, if later, this Policy may be exchanged for a new policy of fixed benefit insurance on the Insured's life. The conditions for exchange and the specifications for the new policy are described under Exchange of Policy.

A Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to invest in a different fund.

Any Change in Investment Policy or Change of Fund will follow approval by the SEC and will be filed with and approved by the Insurance Commissioner of the

State of Indiana. If required, approval of such change will also be filed with the Insurance Department of the state where this Policy is delivered.

INVESTMENT AMOUNT

Investment Amount. The Investment Amount for this Policy is the amount of the Policy Value allocated to the Subaccounts. It is equal to the Policy Value minus any outstanding loan. The amount of the Investment Amount and its allocation to the Subaccounts depend on (1) how the Owner chooses to allocate Net Premiums;
(2) whether or not there are transfer amounts among Subaccounts;(3) the investment performance of the Subaccounts to which amounts are allocated or transferred; (4) the amount and timing of premium payments made; and (5) the existence of any loan. The Investment Amount exists only if the Policy is not in default past the Grace Period.

Transfer Among Subaccounts. Amounts may be transferred among Subaccounts as often as six times in a contract year, if the Policy is not in default. The request to transfer amounts must be in writing on a form suitable to us. The transfer will take effect on the date it is received at our Home Office. The Charge for Transfer is shown on the Policy Schedule.

POLICY VALUES

Net Premium. The Net Premium equals the premium paid less the Percent of Premium Charge shown on the Policy Schedule.

Policy Value. On each Monthly Anniversary Day the Policy Value is equal to the sum of the following:

a.  the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan;

d.  any invested Net Premium received.

Minus the sum of the following:

e. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

f.  the Cost of Insurance for the following month;

g. any amount charged against the Investment Amount for federal or other governmental income taxes.

On any day other than a Monthly Anniversary Day, the Policy Value is equal to the sum of the following:

a.  the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan;

d.  any invested Net Premiums received.

Minus the sum of the following:

e. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

f. any amount charged against the Investment Amount for federal or other governmental income taxes.

The Policy Value on the Policy Date will be the initial Net Premium minus the Cost of Insurance for the first month.

When the Cost of Insurance is deducted, it will be deducted in proportion to the values of the Subaccounts, or by any other method requested by the Owner and acceptable to us.

Cost of Insurance. The Cost of Insurance is the cost for this Policy and is determined on a monthly basis. The cost for this Policy is equal to:

a.  the Death Benefit on the Monthly Anniversary Day; divided by

b.  the Death Benefit Factor shown on the Policy Schedule; minus

c. the Policy Value on the Monthly Anniversary Day without regard to the Cost of Insurance; the result times

d. the cost of insurance rate as described below in the Cost of Insurance Rates section.

If there have been increases in the Specified Amount, then the Policy Value will be first considered a part of the initial Specified Amount. If the Policy Value exceeds the initial Specified Amount, it will then be considered a part of additional Specified Amounts resulting from increases in the order of the increases.

Cost of Insurance Rates. The monthly cost of insurance rate is based on the sex, attained age, and rating class of the person insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply to all persons of the same attained age, sex, and rating class and whose pollcies have been in effect for the same length of time. The cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Insurance Rates. These rates are based on the mortality Table named on the Table of Guaranteed Maximum Insurance Rates.

MORTALITY AND EXPENSE RISK CHARGE, ADMINISTRATIVE CHARGE, AND GUARANTEED DEATH BENEFIT CHARGE. A Mortality and Expense Risk Charge, an Administrative Charge, and a Guaranteed Death Benefit Charge will be deducted from the Gross Investment Results at a daily rate equivalent to the annual rate shown on the Policy Schedule.

GROSS INVESTMENT RESULTS. The Gross Investment Results are equal to the change in the market value of the assets of the Account from the previous valuation day to the current day, plus the investment income on those assets during the same period.

NET INVESTMENT RESULTS. The Net Investment Results are the Gross Investment Results minus asset management charges, minus the Mortality and Expense Risk Charge, minus the Administrative Charge, and minus the Guaranteed Death Benefit Charge.

CASH SURRENDER VALUE. The Cash Surrender Value as of any date is equal to:


a. The Policy Value; minus
b. any Surrender Charge shown on the Policy Schedule.

SURRENDER CHARGE. The Table of Surrender Charges is shown on the Policy
Schedule.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value as of any date is equal to:

a. the Cash Surrender Value; minus
b. any outstanding policy loan; minus
c. any loan interest due.

INSUFFICIENT VALUE. If the Net Cash Surrender Value on any Monthly Anniversary Day is not sufficient to cover the Cost of Insurance for the next month, this Policy will terminate subject to the Grace Period section.

BASIS OF COMPUTATIONS. Guaranteed values are at least equal to those required by law. They are based on the Commissioners 1980 Standard Ordinary Mortality Table, Age Last Birthday. Where required, a detailed statement of the method of computation of values has been filed with the insurance department of the state in which this Policy was delivered.

If the Net Investment Results credited to the Policy Value at all times from the date of issue should equal 4% with premiums and benefits determined accordingly under the terms of the Policy, then the resulting Cash Surrender Values will never be less than the minimum cash surrender values calculated according to the Standard Nonforfeiture Law using 4% and the Commissioners 1980 Standard Ordinary Mortality Table, Age Last Birthday.

                                   SURRENDER

SURRENDER. The Owner may surrender this Policy for the Net Cash Surrender Value. The request must be in writing on a form suitable to us. It may be surrendered at any time prior to termination of the Policy as provided in the Termination provision.

Ordinarily, the surrender will be processed within 7 days from the date the request for surrender is received at our Home Office.


                                     LOANS

CASH LOANS. During the continuance of this Policy, we will grant a loan against this Policy provided:

a. a written loan agreement is executed; and

b. this Policy is assigned to us.

This Policy will be the sole security for the loan. The amount of outstanding loans with interest may not exceed the Cash Surrender Value as of the date of the policy loan. Ordinarily, the loan will be processed within 7 days from the date the request for a loan is received at our Home Office.

The amount of the loan will be deducted from the Investment Amount, but will remain part of the Policy Value. The deduction will be made in proportion to the value of the Subaccounts, or by any other method requested by the Owner and acceptable to us. The loan amount will earn interest at not less than the Loan Collateral Rate shown on the Policy Schedule.

If at any time the total policy loan plus loan interest equals or exceeds the Cash Surrender Value, this Policy will become void, but not until 61 days after notice has been mailed to the last known address of the Owner and any assignee of record.

INTEREST ON POLICY LOANS. Interest on any loan will be at the Policy Loan Rate shown on the Policy Schedule, payable annually in arrears. Interest not paid when due will be deducted from the Investment Amount, but will remain part of the Policy Value. It will be added to the loan and bear interest at the same Policy Loan Rate.

LOAN REPAYMENTS. Loan repayments will be allocated to the Subaccounts in accord with the most recent premium allocation or by any other method requested by the Owner and acceptable to us.

                                 DEATH BENEFIT

DEATH BENEFIT COVERAGE. Subject to the provisions of this Policy, the Insured's Death Benefit at any time

Prior to the Maturity Date will be equal to the Insured's Specified Amount.

The Insured's Death Benefit, however, will never be less than the following percentage of the Policy Value:

In the case of an insured with an attained age as of the beginning of the contract year of:

              More than:                       But Not More Than:
               0...............................................40
              40...............................................45
              45...............................................50
              50...............................................55
              55...............................................60
              60...............................................65
              65...............................................70
              70...............................................75
              75...............................................90
              90...............................................95
              95...............................................99

The applicable percentage will decrease by a ratable portion for each full year:

              From:                                            To:
              250%............................................250%
              250%............................................215%
              215%............................................185%
              185%............................................150%
              150%............................................130%
              130%............................................120%
              120%............................................115%
              115%............................................105%
              105%............................................105%
              105%............................................100%
              100%............................................100%

                                    CHANGES

CHANGES IN AMOUNT OF INSURANCE COVERAGE. The Insured's Specified Amount may be increased or decreased. The request for change must be from the Owner and in writing on a form suitable to us. The change is subject to:

1. Any decrease will become effective on the first Monthly Anniversary Day on or next following the day we receive the request. Any such decrease will reduce insurance in the following order:

    a)  against insurance provided by the most recent Increase;

    b)  against the next most recent Increases successively; and

    c)  against insurance provided under the original application.

2. The Insured's Specified Amount after any requested decrease may not be less than the Minimum Specified Amount shown on the Policy Schedule.

3. Any request for an increase must be applied for on a supplemental application.

    Such increase will be subject to:

    a.  evidence of insurability satisfactory to us;

    b.  our issue rules and limits at the time of increase; and

    c. the sufficiency of the Net Cash Surrender Value to cover the next Cost of Insurance deduction.

Any increase will become effective on the effective date shown on a supplement to the Policy Schedule.

All rights to return or exchange the Policy will apply anew to the amount of the increase.

EXCHANGE OF POLICY. Before the second anniversary this Policy may be exchanged for a new policy of fixed benefit insurance on the Insured's life. The new policy will be any Flexible Premium Adjustable Life policy offered by us, subject to conditions normally applicable to the new policy. It will have the same policy date and will be issued at the same rating class and issue age as this Policy. No evidence of insurability will be required. The Net Cash Surrender Value of the new policy will equal that of this Policy on the Date of Exchange. Subsequently, monthly fees and surrender charges will apply if appropriate. On the Date of Exchange, the Death Benefit will equal the Death Benefit of this Policy, or the net amount at risk will equal the net amount at risk of this Policy, at the Owner's option.

The request for exchange must be in writing on a form suitable to us. This Policy must be surrendered to us, and be at our Home Office while the policy is in force. The owner of the new policy must be the owner of this Policy.

The Date of Exchange will be the first Monthly Anniversary Day on or next following the latest of:

a)  the date the Owner requests the change to be effective;

b) the date that the request for exchange and the surrendered policy are received at our Home Office; or

c) the date we receive payment of the cost of exchange or other amounts due, if any.

This Policy also may be exchanged after a material change in a Fund's investment policy. This situation is described under The Account.

                                   PROCEEDS

PROCEEDS. Proceeds mean the amount payable on;

a.  the Maturity Date; or

b.  the surrender of this Policy; or

c.  the death of the Insured.

The Proceeds to be paid on the death of the Insured will be:

a.  the Death Benefit; minus

b.  any outstanding policy loan; minus

c. any loan interest due.

The Proceeds to be paid on the surrender of this Policy or on the Maturity Date will be the Net Cash Surrender Value.

PAYMENT OF PROCEEDS. Any amount to be paid at the death of the Insured or on any other termination of this Policy will be paid in one sum unless otherwise provided. Interest will be paid on this amount from date of death or maturity to date of payment at a specified rate, not less than that required by law. All or part of the sum of this amount and such interest credited to date of payment may be applied to any Payment Option.

CLAIMS OF CREDITORS. To the extent allowed by law, Proceeds will not be subject to any claims of a Beneficiary's creditors.

                                PAYMENT OPTIONS

Upon written request, we will apply all or part of the Proceeds payable under this policy in accordance with any one of the options below. These options will be available only with our consent if:

a. the Proceeds to be settled under any option are $2,500 or less; or

b. any installment or interest payment is $25 or less; or

c. any payee is a corporation, partnership, association, trustee, or assignee.

While the Insured is alive, the Owner may elect any Payment Option. The Owner may change any election if that right has been reserved.

At the time Proceeds are payable, a Beneficiary may elect or change any Payment Option if Proceeds are available to the Beneficiary in one sum.

The Option Date is any date this Policy terminates under the Termination provision.

OPTION A: Payment for a Designated Number of Years. We will pay equal monthly installments for the number of years elected. Payments will begin on the Option Date. The amount of each installment will be determined from the Option A Table. The Option A Table is based on a guaranteed interest rate of 4% per year compounded yearly.

OPTION B: Payment of Life Income. We will pay equal monthly installments beginning on the Option Date. Payments will continue while the payee is alive. Payments are guaranteed for 10, 15, or 20 years, as elected, and for life thereafter. The amount of payment will depend on the age and sex of the payee and may be determined from the Option B Table. If the payee is not an individual, the amount of payment will depend on the age and sex of a person chosen by the payee and agreed to by us. Payments will continue while the chosen person is alive. Payment will be subject to acceptable proof of age. We may require proof that the person on whose life the payment is based is alive when each payment is due.

OPTION C: Proceeds Left at Interest. We will retain the Proceeds while the payee is alive and will pay interest at a rate of not less than 4% per year. The interest may be paid monthly, quarterly, semiannually, or annually, as elected, or may be left with us to accumulate.

OPTION D: Payment of a Designated Amount. We will pay equal monthly, quarterly, semiannual, or annual payments until the Proceeds with any interest are exhausted. Payments will begin on the Option Date. The payment amount must be at least $120 per year per $1,000 of Proceeds applied. Interest will be payable at a rate of not less than 4% per year compounded yearly.

ADDITIONAL OPTIONS. Any Proceeds payable under this Policy may also be settled under any other method of settlement we offer on the Option Date.

ADDITIONAL INTEREST. Additional interest as we determine may be paid or credited from time to time in addition to the payments guaranteed under a Payment Option.

PAYMENT CONTRACTS. When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy. The effective date of a Payment Contract will be the Option Date.

Payment Contracts may not be assigned.

A change in payment may be made only if it is provided for in the Payment Contract.

WITHDRAWALS OF PROCEEDS UNDER PAYMENT CONTRACT. Proceeds may be withdrawn under a Payment Option if provided in the Payment Contract. Under Payment for a Designated Number of Years, the sum of the remaining guaranteed payments discounted at an interest rate of 4% compounded annually may be withdrawn. Under Payment of a Designated Amount and Proceeds Left at Interest, all or part of the remaining proceeds and any interest earned but not paid may be withdrawn. Proceeds may not be withdrawn from any of the Payment of Life Income Options. We may postpone payment of any withdrawal for not more than 6 months from the date we receive the written request.

DEATH OF PAYEE UNDER PAYMENT CONTRACT. If any payments remain to be paid under a Payment Option when the payee dies, payment will be made according to the Payment Contract.

                        Optional Methods of Settlement
           Amount of Installment For Each $1,000 Of Proceeds Applied

       Option A Table                 ------------------------   Option B Table ------------------------

                                                             For Males                        For Females
---------------------------    ---------------------------------------------------------------------------------
  Number of     Amount of        Settlement Age          Number of Monthly                 Number of Monthly
    Years        Monthly            Of Payee               Installments                      Installments
   Payable     Installment       Last Birthday                Certain                           Certain
---------------------------    ---------------------------------------------------------------------------------
                                                      120       180       240           120       180       240
                                                   -------------------------------------------------------------
     1           $84.84               10*            $3.56     $3.55     $3.55         $3.49     $3.49     $3.49
     2            43.25               11              3.57      3.56      3.56          3.50      3.50      3.50
     3            29.40               12              3.58      3.58      3.57          3.51      3.51      3.51
     4            22.47               13              3.59      3.59      3.58          3.52      3.52      3.52
     5            18.32               14              3.60      3.60      3.60          3.53      3.53      3.53

     6            15.56               15              3.62      3.61      3.61          3.54      3.54      3.54
     7            13.59               16              3.63      3.63      3.62          3.55      3.55      3.55
     8            12.12               17              3.65      3.64      3.64          3.56      3.56      3.56
     9            10.97               18              3.66      3.66      3.65          3.57      3.57      3.57
    10            10.06               19              3.68      3.67      3.67          3.59      3.59      3.58

    11             9.31               20              3.70      3.69      3.69          3.60      3.60      3.60
    12             8.69               21              3.71      3.71      3.70          3.62      3.61      3.61
    13             8.17               22              3.73      3.73      3.72          3.63      3.63      3.62
    14             7.72               23              3.75      3.75      3.74          3.64      3.64      3.64
    15             7.34               24              3.77      3.77      3.76          3.66      3.66      3.65

    16             7.00               25              3.79      3.79      3.78          3.68      3.67      3.67
    17             6.71               26              3.82      3.81      3.80          3.70      3.69      3.69
    18             6.44               27              3.84      3.83      3.82          3.71      3.71      3.71
    19             6.21               28              3.86      3.86      3.85          3.73      3.73      3.72
    20             6.00               29              3.89      3.88      3.87          3.75      3.75      3.74

    21             5.81               30              3.92      3.91      3.90          3.77      3.77      3.76
    22             5.64               31              3.94      3.94      3.92          3.80      3.79      3.78
    23             5.49               32              3.97      3.97      3.95          3.82      3.81      3.81
    24             5.35               33              4.01      4.00      3.98          3.84      3.84      3.83
    25             5.22               34              4.04      4.03      4.01          3.87      3.86      3.85

                                      35              4.07      4.06      4.04          3.89      3.89      3.88
                                      36              4.11      4.10      4.07          3.92      3.92      3.91
                                      37              4.15      4.13      4.11          3.95      3.94      3.93
                                      38              4.19      4.17      4.14          3.98      3.97      3.96
                                      39              4.23      4.21      4.18          4.02      4.01      3.99

                                      40              4.27      4.25      4.22          4.05      4.04      4.02
                                      41              4.32      4.29      4.26          4.09      4.07      4.06
                                      42              4.37      4.34      4.30          4.12      4.11      4.09
                                      43              4.42      4.39      4.34          4.16      4.15      4.13
                                      44              4.47      4.43      4.38          4.20      4.19      4.17

                                      45              4.53      4.48      4.43          4.25      4.23      4.20
                                      46              4.58      4.54      4.47          4.29      4.27      4.25
                                      47              4.64      4.59      4.52          4.34      4.32      4.29
                                      48              4.71      4.65      4.57          4.39      4.37      4.33
                                      49              4.77      4.71      4.63          4.45      4.42      4.38


                              *Ages 10 and under.

          ----------------------Option B Table---------------------
                                 (Continued)

                             For Males                     For Females
---------------------------------------------------------------------------
Settlement Age           Number of Monthly              Number of Monthly
   of Payee                Installments                   Installments
Last Birthday                 Certain                        Certain
---------------------------------------------------------------------------
                        120     180     240            120     180    240
                       ----------------------------------------------------

     50                $4.84   $4.77   $4.68          $4.50   $4.47  $4.43
     51                 4.91    4.84    4.73           4.56    4.53   4.48
     52                 4.99    4.91    4.79           4.62    4.59   4.53
     53                 5.07    4.98    4.85           4.69    4.65   4.58
     54                 5.15    5.05    4.91           4.76    4.71   4.64

     55                 5.24    5.13    4.97           4.83    4.78   4.70
     56                 5.33    5.21    5.03           4.91    4.85   4.76
     57                 5.43    5.29    5.09           4.99    4.92   4.82
     58                 5.54    5.37    5.15           5.08    5.00   4.88
     59                 5.85    5.46    5.21           5.17    5.08   4.95

     60                 5.76    5.55    5.27           5.27    5.16   5.01
     61                 5.88    5.64    5.34           5.37    5.25   5.08
     62                 6.01    5.74    5.40           5.48    5.34   5.15
     63                 6.14    5.84    5.45           5.59    5.44   5.22
     64                 6.28    5.93    5.51           5.71    5.53   5.29

     65                 6.43    6.03    5.57           5.84    5.63   5.35
     66                 6.58    6.13    5.62           5.97    5.74   5.42
     67                 6.73    6.23    5.67           6.11    5.84   5.48
     68                 6.89    6.32    5.71           6.26    5.95   5.54
     69                 7.05    6.42    5.75           6.42    6.06   5.60

     70                 7.22    6.51    5.79           6.58    6.17   5.66
     71                 7.39    6.60    5.82           6.75    6.28   5.71
     72                 7.57    6.68    5.85           6.93    6.38   5.76
     73                 7.74    6.76    5.88           7.12    6.49   5.80
     74                 7.91    6.83    5.90           7.31    6.59   5.83

     75                 8.08    6.90    5.92           7.50    6.68   5.87
     76                 8.25    6.96    5.94           7.70    6.77   5.89
     77                 8.42    7.02    5.95           7.89    6.86   5.92
     78                 8.58    7.07    5.97           8.09    6.93   5.94
     79                 8.73    7.12    5.97           8.28    7.00   5.95

     80                 8.88    7.16    5.98           8.47    7.06   5.96
     81                 9.02    7.19    5.99           8.65    7.11   5.97
     82                 9.15    7.22    5.99           8.82    7.15   5.98
     83                 9.26    7.24    6.00           8.98    7.19   5.99
     84#                9.37    7.27    6.00           9.13    7.22   5.99


     #Ages 84 and over.

                Flexible Premium Variable Life Insurance Policy
                 Net Cash Surrender Value Payable at Maturity
             Death Benefit Payable at Death Prior to Maturity Date
                           Adjustable Death Benefit
                 Flexible Premiums Payable During Lifetime of
                           Insured to Maturity Date
                        Nonparticipating - No Dividends



            If you have any questions concerning this Policy or if
           anyone suggests that you change or replace this Policy,
            please contact your Lincoln National Life agent or the
                          Home Office of the Company.

                             THE LINCOLN NATIONAL
                            LIFE INSURANCE COMPANY

                           1300 South Clinton Street
                                 P.O. Box 1110
                           Fort Wayne, Indiana 46801

                            [LINCOLN NATIONAL LOGO]